Exhibit 99.1

FuelCell Energy Announces Reverse Stock Split

DANBURY, CT - December 3, 2015 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra‐clean, efficient and reliable fuel cell power plants, today announced that a 1-for-12 reverse stock split has become effective, and that trading of the Company’s common stock on a post-split basis will begin on Friday, December 4, 2015.

Today, the Company filed a Certificate of Amendment to the Company's Certificate of Incorporation to effect a reverse stock split of its common stock at a ratio of 1-for-12 with the Secretary of State for the State of Delaware. The amendment also proportionately decreased the number of authorized shares of the Company's common stock from 475,000,000 to 39,583,333 shares, but did not change the par value, of the Company's common stock. The Reverse Stock Split became effective at 4:01 P.M. eastern time today.

Trading of the Company's common stock on the NASDAQ Global Market will continue, on a post-split basis, with the opening of the markets on Friday, December 4, 2015, under new CUSIP number 35952H 502. Shares of the Company's common stock will continue to trade under the symbol "FCEL."

Immediately following the reverse stock split, there will be approximately 26.2 million shares, par value $0.0001 per share, of the Company's common stock issued and outstanding. No fractional shares will be issued as a result of the reverse stock split. A holder of record of common stock on the effective date of the reverse stock split who would otherwise be entitled to a fraction of a share will instead be entitled to receive a cash payment for the fractional interest.

The Company's transfer agent, American Stock Transfer & Trust Company will act as exchange agent for the reverse stock split.

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Shareholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers' particular processes, and will not be required to take any action in connection with the reverse stock split.

•	Registered shareholders holding pre-split shares of FCEL common stock electronically in book-entry form are not required to take any action to receive post-split shares.

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Shareholders of record holding certificates representing pre-split shares of FCEL common stock as of the effective date will receive a letter of transmittal from American Stock Transfer & Trust Company providing instructions for (i) the exchange of shares and (ii) and how to receive their cash payment in lieu of fractional shares, if applicable.

At the annual meeting of shareholders on April 2, 2015, the shareholders approved the 2015 proxy proposal granting authority to the Board of Directors to effect a reverse split with 80.7 percent of shares voted supporting the proposal, 18.6 percent voting against and 0.7 percent abstaining. Additional information regarding the Company's reverse stock split is available in the definitive proxy statement filed by the Company with the U.S. Securities and Exchange Commission (SEC) on February 12, 2015. The definitive proxy statement is available at the Investors page of the Company website at www.fuelcellenergy.com and the SEC website.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide.  With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world.  The Company’s power plants have generated more than four billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.  For additional information, please visit www.fuelcellenergy.com, follow us on Twitter and view our videos on YouTube.

Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com